Exhibit 10.(f)

CONSULTING AGREEMENT

The parties to this Consulting Agreement (the “Agreement”) are Ampco-Pittsburgh Corporation (the “Corporation”) and Ernest G. Siddons (the “Consultant”). This Agreement is entered into and will become effective as of May 1st, 2012 (the “Effective Date”).

The Corporation and Consultant acknowledge the Retirement and Consulting Agreement between the parties effective as of April 30, 2009 (“2009 Agreement”) and certain continuing obligations under that agreement. This Agreement does not alter or amend that agreement in any way.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Consulting Services.

(a) General. Beginning on May 1, 2012 and ending on April 30, 2013 (such period, subject to the extension and early termination provisions of Section 1(d) below, the “Consulting Period”), the Consultant agrees to provide such consulting services to the Corporation (the “Consulting Services”) as may be requested by the Board of Directors or the Chief Executive Officer and be agreed to by the Consultant, which agreement may not be unreasonably withheld by Consultant. The Consultant agrees to provide up to sixty (60) days of Consulting Services to the Corporation during the term of this Agreement.

(b) Independent Contractor Status and Performance of Consulting Services. Nothing contained in this Agreement will be deemed to create an employment relationship between the Corporation and the Consultant during the Consulting Period. In providing the Consulting Services, the Consultant agrees and acknowledges that he is an independent contractor and will not have authority to bind the Corporation with respect to any matter. In rendering Consulting Services under this Agreement, the Consultant will be free to arrange his own time, pursuits and work schedule and to determine the specific manner in which such services will be performed, without being required to observe any routine or requirement as to working hours.

(c) Non-exclusivity. The Corporation agrees and acknowledges that Consultant may offer consulting services to other entities during the Consulting Period, subject to the confidentiality and proprietary rights provisions of this Agreement.

(d) Extension or Early Termination of Consulting Period. This Agreement and the applicable Consulting Period may be extended beyond the term described in Section 1(a) by mutual agreement of the parties. Notwithstanding any provisions to the contrary in this Agreement, this Agreement may be terminated prior to April 30, 2013 and the Consulting Period will be deemed to have expired upon any of the following:

(i) The mutual written agreement of the parties providing for such termination;

(ii) Upon written notice of such termination from either party to the other party, provided such notice is provided to the other party at least sixty (60) days prior to the effective date of the termination;

(iii) Immediately upon notice by the Corporation to the Consultant of the Consultant’s breach of the covenants set forth in Sections 7 and 8 of this Agreement; and

(iv) Upon the death or permanent disability (as determined in good faith by the Corporation) of the Consultant.

2. Payments and Benefits.

(a) In consideration for the Consulting Services to be provided by the Consultant under this Agreement, the Corporation agrees to pay or provide the Consultant the following compensation or benefits during the Consulting Period:

(i) The amount of $10,000 per month (collectively, the “Payments”);

(ii) The Corporation will arrange to provide the Consultant at the Corporation’s expense with benefits under the Corporation’s medical and dental insurance coverage provided to all current Corporate salaried employees and the same travel accident insurance coverage applicable to current Corporate Officers;

(iii) Consultant will continue to participate in the medical expense reimbursement plan until December 31, 2012 provided however that his total reimbursement received for eligible 2012 calendar year expenses under this Agreement and the 2009 Agreement will not exceed the yearly limit provided for current officers of the Corporation.

(iv) The Corporation will provide or reimburse the Consultant for the cost of home computer, blackberry services, secretarial support services and parking; and

(v) The Corporation will reimburse the Consultant for all out-of-pocket expenses reasonably and necessarily incurred in the performance of the Consulting Services in accordance with the travel and business expense reimbursement policies of the Corporation in effect from time to time.

(b) Right to COBRA Continuation Coverage. The Corporation and the Consultant agree and acknowledge that, for purposes of the rights of the Consultant and the Consultant’s spouse or any other eligible dependents to continuation of medical and dental coverage under the Corporation’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), no “qualifying event” (as defined under COBRA) shall be deemed to have occurred until the end of the Consulting Period.

3. Reasonable Efforts. The Consultant will use reasonable efforts to perform the Consulting Services in a prompt, competent and diligent manner consistent with the Corporation’s standards.

4. Proprietary Rights. The Consultant agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from or in connection with the Consulting Services under this Agreement will be the sole property of the Corporation and the Consultant will cooperate with the Corporation’s reasonable requests for the transfer of any such rights or interests from the Consultant to the Corporation.

5. Taxes. The Consultant acknowledges that he will be solely responsible for and the Corporation will have no liability with respect to any taxes (including penalties and interest) imposed by any Federal, state or local government on the Payments or any other benefits payable to or provided on behalf of the Consultant for the Consulting Services under Section 2 of this Agreement.

6. Insurance and Indemnification. The Corporation agrees to ensure and to indemnify and hold harmless the Consultant from any and all claims and causes of action arising out of the performance of the Consulting Services to the same extent that it ensures and indemnifies its officers and directors.

7. Non-Disparagement.

(a)	At all times hereafter, Consultant will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation or any of its operating divisions, subsidiaries or affiliates to any person.

(b)	At all times hereafter, the Corporation and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, Consultant.

8. Confidentiality. During the course of providing the Consulting Services, the Consultant may obtain information that is considered to be confidential and proprietary information of the Corporation. The Consultant agrees to maintain as confidential all confidential information received or obtained as a result of the services provided. At no time shall such confidential information be disclosed to any third party without the prior written consent of the Corporation. Notwithstanding the foregoing, the Consultant will have no obligation under this Agreement to keep confidential any confidential information to the extent that a disclosure of it is required by law or is consented to by the Corporation.

9. Miscellaneous.

(a) Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Corporation nor the Consultant may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Consultant‘s consent the Corporation may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(b) Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(c) Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(d) Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

AMPCO-PITTSBURGH CORPORATION

s/ Robert A. Paul
By:	Robert A. Paul, Chairman

CONSULTANT

s/ Ernest G. Siddons
By:	Ernest G. Siddons